Exhibit 99.1


Contact:  Marc Panoff
          Chief Financial Officer
          (201) 592-6451
          marcpanoff@neurologix.net

                 NEUROLOGIX NAMES NEW CHIEF DEVELOPMENT OFFICER

Fort Lee, New Jersey (July 13, 2006) - Neurologix, Inc. (OTCBB: NRGX), a biotech company engaged in the development of innovative gene therapies for the brain and central nervous system, announced today the appointment of Christine V. Sapan, Ph.D. to the newly created position of Executive Vice President and Chief Development Officer.

Dr. Sapan will be responsible for overseeing the advancement of the Company's key research initiatives through commercialization. Prior to joining Neurologix, Dr. Sapan was employed for 18 years by Nabi Biopharmaceuticals, a vertically integrated biopharmaceutical company that focuses on serious unmet medical needs including infectious diseases, most recently serving as Vice President, Project Management, from 2001 to 2005. During her tenure with Nabi, Dr. Sapan played a key role in the management of the company's research programs and the commercial expansion of its therapeutic products. Earlier in her career, Dr. Sapan worked and consulted for a number of technology-based diagnostic companies, including Beckman-Coulter, as a regulatory affairs advisor. Dr. Sapan has a Ph.D in Experimental Pathology and an M.S. in Human Physiology from the University of North Carolina and performed independent research at Duke University as a post-doctoral fellow.

Martin J. Kaplitt, M.D., Executive Chairman of Neurologix, said, "Dr. Sapan's extensive experience in leading initiatives in biopharmaceutical development will be a key asset to the Company as we expand our efforts to bring our products through the clinical, regulatory and manufacturing stages and ultimately to commercialization. This is an exciting time for our Company, having completed our Phase I trial for Parkinson's disease, as we prepare the interim steps necessary to plan a pivotal trial. We are confident that Dr. Sapan has the experience and expertise to help us achieve our ultimate goal of making our revolutionary technology available to patients who suffer from devastating central nervous system diseases such as Parkinson's disease and epilepsy."

Further information regarding Dr. Sapan's appointment is included in the Current Report on Form 8-K filed by the Company with the SEC today.

About Neurologix

Neurologix, Inc. is a development-stage company which is engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system, primarily utilizing gene therapies. The Company's initial development efforts are focused on gene therapy for treating Parkinson's disease, epilepsy and Huntington's disease. Neurologix's core technology, "NLX," is currently being tested in a Company-sponsored Phase I human clinical trial to treat Parkinson's disease.

Cautionary Statement Regarding Forward-looking Statements

This news release includes certain statements of the Company that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words "expects," "promises," "anticipates," "estimates," "plans," "intends," "projects," "predicts," "believes," "may" or "should," and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

     o The Company is still in the development stage and has not generated any revenues. From inception through December 31, 2005, it incurred net losses and negative cash flows from operating activities of approximately $14.1 million and $11.4 million, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

     o In order to obtain the regulatory approvals necessary to commercialize its current or future product candidates, from time to time the Company will need to raise funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. Availability of financing depends upon a number of factors beyond the Company's control, including market conditions and interest rates. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

     o The ongoing Phase I clinical trial for treatment of Parkinson's disease using the Company's NLX technology is not complete and the results will require analysis. If the trial proves unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

     o There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of epilepsy to enable it to file an Investigational New Drug Application with the FDA for permission to begin a Phase I safety trial or that, if filed, such permission will be granted.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2005 Annual Report on Form 10-KSB. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company's expectations.